Exhibit 16.1

July 19, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Wheels Up Experience Inc. (formerly known as Aspirational Consumer Lifestyle Corp.) under Item 4.01 of its Form 8-K dated July 19, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Wheels Up Experience Inc. (formerly known as Aspirational Consumer Lifestyle Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp